Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1) Registration Statement (Form S-8 No. 333-260544) pertaining to the Fluence Energy, Inc. 2021 Incentive Award Plan, Fluence Energy, LLC Phantom Equity Incentive Plan and the 2020 Unit Option Plan of Fluence Energy, LLC,
(2) Registration Statement (Form S-3 No. 333-273939) of Fluence Energy, Inc.;

of our reports dated November 29, 2024, with respect to the consolidated financial statements of Fluence Energy, Inc. and the effectiveness of internal control over financial reporting of Fluence Energy, Inc., included in this Annual Report (Form 10-K) for the year ended September 30, 2024.

/s/ Ernst & Young LLP

Tysons, Virginia
November 29, 2024